Exhibit 3.6

Business Number C11927 - 1991 Filed in the Office of Secretary of State State Of Nevada Filing Number 20232874697 Filed On 1/10/2023 3:42:00 PM Number of Pages 6

03:42:45 p.m. 01-10-2023	5	7758842734

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. ✓ The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. ✓ Articles have been added. ✓ Articles have been deleted. ✓ Other. The articles have been amended as follows: (provide article numbers, if available) see attached (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Chief Executive Officer Signature of Officer or Authorized Signer Title X Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 1/1/2019

03 : 42 : 45 p . m . 01 - 10 - 2023 6 I 7758842734 SECOND A... \ .1E ƒ NTIED Al \ lD RESTATED ARTICLES OF INCORPORATION OF ATHENA BITCOIN GLOBAL ATHENA BITC0IN GLOBAL, a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the " Act " ) , DOF..S HEREBY CERTIFY: 1. That the name of this corporation is Athena Bitcoin Global (the " Corporation " ) , and that the Corporation was originally incorporated pursuant to the Act on December 26, 1991 . 2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Articles oflncorporation of the Corporation as previously amended from time to time (the " Articles "), declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor , which resolution setting forth the proposed amendment and restatement is as follows : RESOLVED, that the Articles of C orporation be amended and restated in its entirety to read as follows : FIRST: The name o f this corporation is Athena Bitcoin Global (the " C orporation " ) . SECO l 'U): The address of the registered office o f the C orp o ration in the State of Nevada is 321 W . Winnie Lane, Suite 104 , Carson City , N V 89703. The name of its registered agent at such address is Incorporating Services , Ltd . THIRD: The nature of the brn,iness o r purposes to be conducted or promoted is to engage in any la w ful act or activity for which corporations may be organized under the Act. In addition to the powers and privileges conferred upon the C orporation by law and those incidental thereto , the Corporation shall possess and ma y exercise all the powers and privileges which are necessary or convenient to the conduct , promotion or attainment of the business or purposes of the Corporation . F'Ol J RTH: The t o tal number of shares of all classes of stock which the Corporation shall have authority to issue is ( i ) 10 , 000 , 000 , 000 shares of Common Stock , $0 . 001 par value per share ( " Common Stock "), and ( ii ) 5 ,000, 000 ,0 0 0 shares of Preferred Stock , $ 0. 001 par value per share ( " Preferred Stock "). The following is a statement of the designations and the powers, privileges and rights , and the qualifications , limitations or restrictions thereof in respect of each class of capital stock of the C orporation . A. COMM O N ST OC K 1. General . The voting , dividend and liquidation rights of the holders of the Common Stock will be subject to and qualified b y the rights , powers and preferences of the holders of any Preferred Stock that ma y be authorized by the C orporation ' s Boa.rd of Directors (the "Board" ) as set forth herein . 2. Voting . The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actiom; in lieu of meetings ); provided , however , that, except as otherwise required by law , holders of C ommon Stock , as such , shall not be entitled to vote on any amendment to the Corporation ' s r ' \ rticles ofincorpora.tion (as amended or amended and restated from time to time ( the " Articles of Incorporation " )) that relates solely to the terms of one or more outstanding series of Preferred Stock that may be A - 1 8400528 7 . 1

0 3 : 42 : 4 5 p . m . 0 1 - 10 - 2 0 23 7 I 7758842734 authorized by the Board as set forth herein, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series , to vote thereon pursuant to the Articles of Incorporation or pursu a nt to the A ct. There shall be no cumulati v e voting . The number of authorized shares of C ommon Stock may be increased or decreased ( but not below · the number of shares thereof then outstanding ) b y (in addition to any vote of the h o lders of one or more series of Preferred Stoc k that ma y be required by the terms of the Articles of Incorp o ration ) the a f firmati v e vote of the holders o f shares of capital stock of the C orporation representing a majorit y of the v otes represented b y all outstanding shares of capital stock o f the C orporation entitled to vote . B. PREFERRED ST OC K The Board is hereb y expressly authorized , by resolution or resolutions , to provide , out of the unissued shares of Preferred Stock , for one or more additional series of Preferred Stock . Before any shares of any such series are issued , the Board shall fix, and hereby is expressly empowered to fi x, b y resolution or resolutions, the following provisions of the shares the r eof: 1. the designation of such series , the number of shares to constitute such series and the stated value thereof if different from the par value thereof ; 2. whether the shares of such series shall have voting rights , in addition to any voting rights provided b y law , and, if so, the terms of such voting rights , which may be general or limited ; 3. the dividends , if any , payable on such series , whether any such dividends shall be cumulative, and, if so , from what dates , the conditions and dates upon which such dividends shall be payable , the preference or relation which such dividends shall bear to the dividends payable on an y shares of stock of any other class or an y other series of this class ; 4. whether the shares of such series shall be subject to redemption by the C orporation , and , if so , the times , prices and other conditions of such redemption; 5. th . e amount or amounts pa y able upon shares of such series upon, and the rights of the holders of such series in , the v oluntar y or involuntar y liquidation, dissolution or winding up , or upon an y distribution of the assets , of the C orporation ; 6. whether the shares of such series shall be subject to the operation of a retirement or sinking fund and , if so , the extent to and manner in which any such retirement or sinking fond shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purp o ses and the terms and provisions relative to the o peration thereof ; 7. whether the shares of such series shall be convertible into , or exchangeable for , shares of stock of any other class or any other series of this class or any other securities and, if so , the price or prices or the rate or rates of conversion or e x change and the method , if an y, of adjusting the same , and any other terms and conditions of conversion or exchange ; 8. the limitations and restriction'> , if any , to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase , redemption or other acquisition b y the C orporation of , the C ommon Stock or shares of stock of any other class or any other series of this class ; 9. the conditions or restrictions , if an y , upon the creation of indebtedness of the Corporation or upon the issue of any additional stock , including additional shares of such series or of any other series of this class or of an y other class ; and 10. an y other powers , preferences and relative, participating , optional and other special rights , and any qualifications , limitations and restrictions thereof. Without limiting the foregoing , the voting powers of any series of Preferred Stock may include the right , in the circumstances specified in the resolution or resolutions providing for the issuance of such stock , to e l ect one or more directors who shall be in addition to the number of directors of the Corporation fi x ed by, or in the manner provided in , the B y - laws of the C orporation and who shall serve for such tenn and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such stock. The term of office and voting A - 2 8400528 7. 1

0 3 : 42 : 45 p . m . 0 1 - 10 - 2 0 23 s I 7758842734 powers of any director elected in the manner provided in the immediately preceding sentence may be greater than or less than those of any other director or class of directors . The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative . FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Amended and Restated Bylaws of the Corporation (the " Bylaws") . SIXTH: The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws. SEV:El ' fl'H: Elections of directors need not be by written ballot unless the Bylaws shall so provide. EIGHTH : :tvfeetings of shareholders may be held within or without the State of Nevada , as the Bylaws may provide . The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation . l'ii'INTH: To the fullest extent penn itted by law , a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Act or any other law of the State of Nevada is amended after approval by the shareholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors , then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act as so amended . Any repeal or modification of the foregoing provisions of this Article Ninth by the shareholders of the Corporation shall not adverse! y affect any right or protection of a director of the Corporation existing at the time of or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification . TE.' ' rfH : To the fullest extent permitted by applicable law , the Corporation shall provide indemnification of ( and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Act permits the C orporation to provide indemnification) through provisions in the Bylaws , agreement'> with such agent<; or other persons , vote of shareholders or disinterested directors or otherwise , in excess of the indemnification and advancement otherwise permitted by the Act. Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the C orporation existing at the time of such amendment, repeal or modification. * * * 3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with the Act. 4. That these Second Amended and Restated Articles ofincorporation, which restate and integrate and further amends the provisions of this Corporation's Articles of Incorporation, has been duly adopted in accordance with the Act . The number of votes cast for these amendments by the shareholders was sufficient for approval. [Remainder of Page Intentionally Le.ft Blank] A - 3 84005287 . l

0 3 : 4 2 : 45 p . m . 01 - 10 - 2 0 23 9 I 77588427 34 L \ J \ ¼1TNESS WHEREOF , these Seco nd Amended and Restated Articles of Incorporation have been ex . ecut.ed by a duly authorized officer of this Corporation on thj - s : ······ · ··· - · day of Nove mber , 2022. B h o rn A - 4 84005287 . 1